AMENDMENT TO THE

MEMORANDUM AND ARTICLES OF ASSOCIATION OF

SEALSQ CORP.

ADOPTED BY WRITTEN RESOLUTION ON 8 DECEMBER 2023

SEALSQ Corp., a BVI business company limited by shares with registration number 2095496 and listed on the Nasdaq General Market with ticker LAES (the Company), does hereby certify as follows:

1.	The Company’s current memorandum and articles of association were adopted on 15 March 2023 (the M&A).

2.	This amendment amends the M&A (the Amendment).

3.	This Amendment was duly adopted by written resolution of the shareholders of the Company, in the form attached, (the Resolution), being a resolution consented to in writing by a majority of the votes of the shares of the Company entitled to vote on such resolution.

4.	The text of Regulation 6.2 of the M&A is hereby amended and restated to read in its entirety as follows:

“The Directors shall call at least one meeting per year and shall designate such meeting as the Annual General Meeting. The first Annual General Meeting shall be called within 12 months of the listing of the Company, on the Nasdaq Global Market, and there after once a calendar year. All other meetings shall be regarded as General Meetings.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to the M&A to be duly executed in its name and on its behalf by two authorised officers.

SEALSQ Corp.

By:	/s/ Joao Carlos Creus Moreira
Name:	Joao Carlos Creus Moreira
Title:	CEO

SEALSQ Corp.

By:	/s/ Peter Ward
Name:	Peter Ward
Title:	Chair